Exhibit 4.2

[Face of Note]

1. [Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

2. [Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

CUSIP:_____
No.____	Principal Amount: $_____

KINETIK HOLDINGS LP

5.875% Senior Notes due 2030

Kinetik Holdings LP, a Delaware limited partnership (the “Issuer”), which term includes any successor under the Indenture hereinafter referred to, for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of [                     ] UNITED STATES DOLLARS ($[                    ]) on June 15, 2030.

Interest Payment Dates: June 15 and December 15 of each year.

Regular Record Dates: June 1 and December 1 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

KINETIK HOLDINGS LP

By:
Name:
Title:

(Form of Trustee’s Certificate of Authentication)

This is one of the 5.875% Senior Notes due 2030 described in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date: ____________

[Reverse Side of Note]

KINETIK HOLDINGS LP

5.875% Senior Notes due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Subject to the paragraph(s) below, the Issuer promises to pay interest on the unpaid principal amount of this Note at 5.875% per annum. The Issuer shall pay interest semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest has been paid on this Note (or one or more Predecessor Notes) or, if no interest has been paid, from and including the date of original issuance of this Note; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be December 15, 2022. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect on this Note to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

From and including June 15, 2027 (the “Interest Rate Step-Up Date”), the interest rate accruing on the Notes may be subject to adjustment as set forth in Section 2.16 of the Indenture.

2. Method of Payment. The Issuer shall pay interest on this Note (except defaulted interest if any) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date, even if the Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose, or, at the option of the Issuer, payment of interest may be made through the Paying Agent by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued this Note as one of the Notes issued under an Indenture dated as of June 8, 2022 (the “Indenture”) among the Issuer, the Parent and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited amount of Additional Notes may be issued thereunder, subject to compliance with the covenants therein.

5. Guarantee. Payments of the principal, premium, if any, and interest on the Notes, when and as the same becomes due and payable, will be fully and unconditionally guaranteed, on a senior unsecured basis by the Guarantor. Reference is made to Article Ten of the Indenture for terms relating to the Guarantee, including the release, termination and discharge thereof. None of the Issuer or the Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

6. Optional Redemption. The Issuer may redeem the Notes during the time periods and at the redemption prices set forth in the Indenture.

7. No Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

8. Repurchase at Option of Holders. Upon the occurrence of a Change of Control Triggering Event, the Issuer may be required to offer to purchase all outstanding Notes at a purchase price in cash as set forth in Section 4.07 of the Indenture, pursuant to a Change of Control Offer in accordance with the procedures set forth in the Indenture.

9. Selection and Notice of Redemption. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed on a pro rata basis (subject to the procedures of DTC or any other Depositary and by maintaining the authorized denominations for the Notes), or, if the Notes are listed on any securities exchange, by any other method that complies with the requirements of such exchange. Notices of redemption may be subject to the satisfaction or waiver of conditions as provided in the Indenture. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction of any conditions to such redemption.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and whole multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

11. Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. The Indenture, the Notes and the Guarantee may be amended or supplemented as provided in the Indenture.

13. Defaults. In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization specified in the Indenture with respect to the Issuer, all the principal of, and accrued and unpaid interest, if any, on, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect the Notes, the Trustee or the Holders of not less than 50% in principal amount of the then outstanding Notes may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, and accrued but unpaid interest, if any, on all the Notes then outstanding to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by the Holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of not less than a majority in aggregate principal amount of Notes outstanding by notice to the Trustee may on behalf of the Holders of all outstanding Notes waive any existing Default or Event of Default with respect to such Notes and its consequences under the Indenture except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any, or interest on any such Note (other than a default in payment that has become due solely because of an acceleration that has been rescinded), which may only be waived with the consent of each Holder of such Notes or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

14. Trustee Dealings with the Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

15. No Recourse Against Others. No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of the Issuer, the Guarantor or any Subsidiary, as such, will have any liability for any obligations of the Issuer or the Guarantor under the Notes, the Indenture or the Guarantee to which they are a party, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Kinetik Holdings LP

2700 Post Oak Blvd.

Suite 300

Houston, Texas 77056

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this

Note to:

(Insert assignee’s legal name)
(Insert assignee’s soc. sec. or tax I.D. no.)
(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.07 of the Indenture, check the box below:

☐ Section 4.07

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.07 of the Indenture, state the amount you elect to have purchased:

$______________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:]

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Custodian

*	Include for Global Notes only.